Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 10, 2018 on the consolidated financial statements included in the annual report of Advanzeon Solutions Inc. and Subsidiaries on Form 10-K for the years ended December 31, 2014 and 2013.

/s/ Louis Plung Company, LLP

May 18, 2018
Pittsburgh, Pennsylvania